Exhibit 99.1

Nemaura Medical Completes 100 Patient Study for sugarBEAT® 24-hour Wear and Reports Interim Results

LOUGHBOROUGH, September 11, 2023 (GLOBE NEWSWIRE) — Nemaura Medical, Inc. (NASDAQ: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing and commercializing non-invasive wearable sensors and supporting personalized diabetes management and metabolic health programs, today announced it has recently completed a 100-patient study across 4 cohorts of 25 diabetic patients for sugarBEAT® and provided interim results.

The Company has previously received CE approval in Europe, and SFDA (Saudi Food and Drug Authority) approval for its sugarBEAT® glucose sensor for a wear period of 14 hours. This study was designed to evaluate several factors, including the possibility of increasing the wear period to up to 24 hours, evaluating the possibility of auto-calibration, and different methods of application of the device to the skin. The new sensors have been designed to improve the user experience by reducing the number of steps involved in the application of the sensor to the skin to a peel and place method. The study was conducted in the Middle East on 100 adult patients aged 18 to 75 comprising 20 persons with Type 1 diabetes and 80 persons with Type 2 diabetes, with an approximately equal split between male and female. The Company reports interim data from a first cohort comprising 25 patients, on a single day sensor wear. Over a 12-hour period using a retrospectively applied algorithm, the results indicated an overall mean absolute relative difference (“MARD”) of 9.8% with 86% of the paired points within 20/20 of the reference value based on 1,037 paired points and two calibrations, (the proportion of the CGM system values that are within ±20% of relative difference of reference value at glucose levels >80 mg/dL and ±20 mg/dL of absolute difference at glucose level ≤ 80 mg/dL (referred to as % 20/20). A further calibration indicated an overall MARD of 12.8% over a 24-hour sensor wear period based on 1,379 paired points, and 76% of the paired points within 20/20 of the reference blood serum glucose value.

The results indicate that a 24-hour sensor wear period using a single sensor is possible, which is expected to allow users to monitor their glucose fluctuations overnight. The Company is currently further evaluating the remaining cohorts and variables with a view to establishing the extent to which auto-calibration may be feasible, and to also determine the optimal sensor application method. The Company intends to publish findings of the study in forthcoming conferences, as well as to use the data to supplement product registration applications for an increased sensor wear period of up to 24 hours for a second-generation sensor as it progresses commercialization of the 14-hour wear sensor.

About Nemaura Medical, Inc.

Nemaura Medical Inc. is a medical technology company developing and commercialising non-invasive wearable diagnostic devices. The Company is currently in the process of commercializing sugarBEAT® and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and prediabetes to better manage, reverse, and prevent the onset of diabetes. Nemaura has submitted a PMA (Premarket Approval Application) for sugarBEAT® to the U.S. Food and Drug Administration (the “FDA”). proBEAT™ combines non-invasive glucose data processed using artificial intelligence as part of a lifestyle program that is being refined for commercial launch.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

For more information, please visit www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the U.S., risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura’s and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the Company will be able to reach a part of or any of the global market for CGM with its products/services. The FDA reserves the right to re-evaluate its decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, as the same may be amended from time to time. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

Investor Relations:

IR@NemauraMedical.Com